UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 6, 2018

Aerohive Networks, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36355	20-4524700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1011 McCarthy Boulevard
Milpitas, California 95035
(Address of Principal Executive Offices including Zip Code)

Steve Debenham, Vice President, General Counsel and Secretary
(408) 510-6100
(Name and telephone number, including area code of the person to contact in connection with this report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Compensatory Arrangements of Certain Officers.
On March 6, 2018, and as part of its annual compensation review process, the Compensation Committee of the Board of Directors (the “Committee”) of Aerohive Networks, Inc. (the “Company”) approved certain adjustments to the severance agreements for Mr. David Flynn, the Company’s President and Chief Executive Officer, and Mr. Alan Amrod, the Company’s Senior Vice President, Products and Marketing, as further described below. Also as part of its annual compensation review, the Committee approved on March 6, 2018 adjustments to annual base salary and cash incentive-based compensation for each of the Company’s 2018 named executive officers, as set forth in the chart below.
In making its determinations to make these adjustments, the Committee considered the peer group benchmarking analysis provided by its consultant as well as the respective performance, responsibilities of and further contributions expected from each named executive officer.
These changes, subject to finalization of documentation, will become effective on April 1, 2018, without further Committee action.

Adjustments to Severance Arrangements upon a Change of Control
The Company previously entered Separation and Change in Control Severance Agreements, or the “Severance Agreements,” with Messrs. Flynn and Amrod, which previously became effective for Mr. Flynn on October 1, 2013 and for Mr. Amrod on November 16, 2015.
As amended and restated, each Severance Agreement provides that if (x) the Company terminates the executive’s employment without Cause and not due to the executive’s death or disability, or (y) if the executive terminates his employment for Good Reason, and in each case, the termination does not occur during the period beginning 30 days prior to and ending 12 months following a Change in Control, the executive will receive the following severance: (i) a lump sum cash payment equal to 12 months (in the case of Mr. Flynn) and nine (9) months (in the case of Mr. Amrod) of the executive’s base salary then in-effect, and (ii) reimbursements for a period of up to 12 months (in the case of Mr. Flynn), and nine (9) months (in the case of Mr. Amrod) for payments of COBRA continuation coverage.
Each Severance Agreement further provides that if (x) the Company terminates the executive’s employment without Cause and not due to the executive’s death or disability, or (y) the executive terminates his employment for Good Reason, and in each case the termination occurs during the period beginning 30 days prior to and ending 12 months following a Change in Control, then in lieu of the severance benefits described above, the executive will receive the following severance: (i) a lump sum severance payment equal to 12 months of the executive’s base salary in-effect immediately prior to the Change in Control or employment termination, whichever is greater, plus an amount equal to 100 percent of the greater of (a) the executive’s recent actual annual bonus or (b) the executive’s then-target annual bonus, (ii) a lump sum severance payment equal to 100 percent of the greater of (a) the executive’s recent actual annual bonus or (b) the executive’s then-target annual bonus, in each case prorated for partial year of service for the year in which the employment termination occurs, (iii) reimbursements for continuing payments of COBRA continuation coverage for a period of up to 12 months, (iv) 100 percent vesting of any equity awards outstanding as of the date of employment termination, with any performance-based awards deemed achieved at 100 percent of the applicable target levels, and (v) stock options and stock appreciation rights outstanding as of the employment termination date will have a post-termination exercisability period that ends on the later of (a) the date 12 months following the employment termination date, or (b) the date 90 days following the lapse of any underwriter lock-up period or insider trading black-out period in effect on the employment termination date, provided that no award may be exercised after expiration of the award’s maximum term.
Each Severance Agreement provides that to receive the foregoing severance and benefits, the executive must first sign and not revoke a release of claims in the Company’s favor. Each Severance Agreement also provides that if the severance benefits provided in the Severance Agreement or otherwise payable to the executive would constitute “parachute payments” that would subject the executive to any excise tax under the golden parachute rules under the Internal Revenue Code, the severance benefits will either be delivered in full or delivered to a lesser extent so as not to be subject to the excise tax, whichever of the foregoing amounts would provide the executive the greater amount of severance benefits on an after-tax basis.

Adjustments to 2018 Base Compensation and Target Cash Incentive-based Compensation

Name	2018 Annual Base Salary ($)	2018 Target Incentive Amount ($)
Mr. Flynn, President & C.E.O. .......................................................................	$365,000	$365,000
Mr. Ritchie, Senior Vice President, C.F.O. & C.O.O. ....................................	$350,000	$210,000
Mr. Amrod, Senior Vice President, Products & Marketing ............................	$315,000	$157,500

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROHIVE NETWORKS, INC.

By:	/s/ Steve Debenham
Steve Debenham
Vice President, General Counsel & Secretary
Date: March 14, 2018